Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Fourth Quarter and Full Year 2015 Results

Fourth quarter 2015 net income(1) per diluted share was $2.00

Operating EPS up 7 percent to $2.47

Full Year 2015 net income(1) per diluted share was $8.48

Operating EPS up 9 percent to $9.32

Fourth quarter 2015 return on equity excluding AOCI was 21.4 percent
 Operating ROE excluding AOCI increased 130 bps to a record high 24.3 percent

MINNEAPOLIS — January 27, 2016 — Ameriprise Financial, Inc. (NYSE: AMP) today reported fourth quarter 2015 net income(1) of $357 million, or $2.00 per diluted share. Operating earnings were $441 million, with operating earnings per diluted share increasing to $2.47, up 7 percent.

Operating net revenues were flat at $3.0 billion reflecting flat and volatile equity markets and continued low interest rates, which were offset by asset management performance fees.

Operating expenses were $2.4 billion, up 1 percent from a year ago. General and administrative expenses increased 4 percent primarily associated with performance fees and collateralized loan obligation (CLO) liquidation benefits — these items accounted for 3 percent of the 4 percent increase. Overall, expenses remain well controlled.

On a full-year basis, the company generated strong operating results during a period of heightened volatility and continued low interest rates. Compared to 2014, operating net revenues grew 1 percent to $11.7 billion, operating earnings grew 3 percent to $1.7 billion and operating earnings per diluted share increased 9 percent to $9.32.

In the quarter, the company continued to deliver a strong return to shareholders through share repurchases and dividends of $569 million. For the full year, the company returned over $2.1 billion to shareholders, representing 125 percent of operating earnings.

“While the global economic and market environment continued to present headwinds, Ameriprise delivered a solid fourth quarter,” said Jim Cracchiolo, chairman and chief executive officer. “Increased volatility and investor concerns reinforce the importance of the advice and solutions Ameriprise provides to our clients.”

“Our diversified business and financial foundation provide the strength and flexibility to serve our clients, invest through market cycles and return capital to shareholders. In fact, for the fifth consecutive year we returned more than 100 percent of our operating earnings to shareholders. And we delivered a record high operating return on equity of 24.3 percent.”

(1)             Net income represents net income from continuing operations attributable to Ameriprise Financial.

Ameriprise Financial, Inc.

Fourth Quarter and Full Year Summary

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, except per share amounts, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)

Net income from continuing operations attributable to Ameriprise Financial	$357	$426	(16)%	$1,562	$1,621	(4)%
Adjustments, net of tax (1) (see reconciliation on p. 11)	84	14		154	41
Operating earnings (2)	$441	$440	—%	$1,716	$1,662	3%

Earnings Per Diluted Share
Income from continuing operations	$2.00	$2.23	(10)%	$8.48	$8.31	2%
Adjustments, net of tax (1) (see reconciliation on p. 11)	0.47	0.07		0.84	0.21
Operating earnings (2)	$2.47	$2.30	7%	$9.32	$8.52	9%
Weighted average common shares outstanding:
Basic	176.6	187.9		181.7	191.6
Diluted	178.9	191.2		184.2	195.0

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Fourth quarter operating earnings included the following after-tax items:

	Quarter Ended December 31,		Per Diluted Share Quarter Ended December 31,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014

Tax items	$26	$32	$0.15	$0.17
Auto & Home reserve strengthening (1)	(37)	(39)	(0.21)	(0.20)
Life insurance assumption change (1)	18	—	0.10	—
Market impact on DAC/DSIC (1)	$4	$5	$0.02	$0.03

(1)After-tax is calculated using the statutory tax rate of 35%.

Taxes

The fourth quarter 2015 operating effective tax rate was 20.1 percent, reflecting the impact of a non-recurring dividends received deduction benefit recorded in the quarter. The operating effective tax rate in the year ago quarter was 20.3 percent, including different discrete tax items that reduced the tax rate. The 2015 full year operating effective tax rate was 23.9 percent.

Fourth Quarter 2015 Business Highlights

•                  Total assets under management and administration were $777 billion as Ameriprise advisor client net inflows were more than offset by asset management outflows, market depreciation and a $7 billion unfavorable foreign exchange impact.

•                  Advice & Wealth Management advisor client assets increased 1 percent from a year ago to $447 billion from continued strength in fee-based investment advisory net inflows, including $2.1 billion of net inflows in the quarter that were partially offset by market depreciation.

•                  On a trailing 12-month basis, operating net revenue per advisor grew 4 percent to $514,000.

•                  Total advisors were 9,789 reflecting strong advisor retention and ongoing experienced advisor recruiting. The company added 82 experienced, productive advisors in the quarter.

•                  Asset Management segment AUM declined to $472 billion, primarily driven by net outflows during the year and the unfavorable impact of foreign exchange rates.

•                  Investment performance remained strong with 116 four- and five-star funds at Columbia Threadneedle Investments.

•                  Columbia Threadneedle was named the U.K.’s best-performing fund group over the last decade by FE Trustnet.

•                  Columbia Threadneedle launched the Threadneedle Ethical U.K. Equity Fund to further expand its suite of responsible investment solutions.

•                  Variable annuity policyholder account balances were $74 billion and sales grew 12 percent driven by new benefit riders.

•                  Excess capital was approximately $2.5 billion after the company repurchased 4.1 million shares of common stock in the quarter for $450 million and paid $119 million in quarterly dividends. The company returned over $2.1 billion to shareholders during the year. The company also holds $250 million of additional capital above required levels, primarily for variable annuity products.

•                  For the year, the company returned 125 percent of operating earnings to shareholders, reflecting its strategy of adjusting the level of share repurchases based on the valuation of the stock.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)

Advice & Wealth Management
Net revenues	$1,266	$1,249	1%	$5,013	$4,806	4%
Expenses	1,056	1,037	(2)%	4,154	4,014	(3)%
Pretax operating earnings	$210	$212	(1)%	$859	$792	8%
Pretax operating margin	16.6%	17.0%		17.1%	16.5%

	Quarter Ended December 31,		% Better/
	2015	2014	(Worse)
Retail client assets (billions)	$447	$444	1%
Wrap net flows (billions)	$2.1	$3.1	(33)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$514	$496	4%

Advice & Wealth Management pretax operating earnings were $210 million as slower market appreciation and volatility resulted in lower revenue growth, which was offset by continued effective general and administrative expense management. Fourth quarter 2015 pretax operating margin was 16.6 percent, reflecting lower market appreciation and a slowdown in client activity related to market volatility, compared to 17.0 percent a year ago. For the full year, pretax operating margin increased to 17.1 percent from 16.5 percent.

Operating net revenues grew 1 percent to $1.3 billion driven by growth in fee-based accounts from client net inflows partially offset by lower client activity levels given equity market volatility and uncertainty in the environment.

Operating expenses increased 2 percent to $1.1 billion as growth in wrap assets resulted in higher distribution expenses. General and administrative expenses were flat compared to a year ago.

Total retail client assets increased 1 percent to $447 billion compared to the prior year as client net inflows and client acquisition were offset by year-over-year market depreciation. Underlying business fundamentals and metrics remained strong and are consistent with the market environment. Wrap net inflows were $2.1 billion in the quarter, which contributed to a 3 percent increase in wrap balances to $180 billion. Total advisors were 9,789 reflecting strong retention and another successful recruiting quarter, with 82 experienced advisors moving their practices to Ameriprise. The combination of asset growth and client activity drove a 4 percent increase in operating net revenue per advisor on a trailing 12-month basis to $514,000.

Ameriprise Financial, Inc.
Asset Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)

Asset Management
Net revenues	$833	$830	—%	$3,254	$3,320	(2)%
Expenses	640	632	(1)%	2,493	2,532	2%
Pretax operating earnings	$193	$198	(3)%	$761	$788	(3)%
Adjusted net pretax operating margin	36.3%	40.0%		38.5%	39.8%

	Quarter Ended December 31,		% Better/
	2015	2014	(Worse)
Total segment AUM(1) (billions)	$472	$506	(7)%
Columbia Management AUM	$335	$361	(7)%
Threadneedle AUM	$142	$148	(4)%

Total segment net flows (billions)	$(0.7)	$5.7	NM
Retail net flows	$6.5	$4.9	33%
Institutional net flows	$(6.9)	$0.3	NM
Alternative net flows	$(0.3)	$0.5	NM

(1)     Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Fourth Quarter 2015 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings were $193 million, which included a net benefit from several timing-related items that were more than offset by lower AUM related to weak global markets and net outflows. Results in the quarter included elevated performance fees, CLO liquidation benefits, and higher year-end related expenses that on a net basis benefited earnings by approximately $20 million. Fourth quarter adjusted net pretax operating margin was 36.3 percent compared to 40.0 percent a year ago.

Operating net revenues were flat compared to a year ago as performance fees and CLO liquidation benefits were offset by the impact of lower asset levels. AUM declined 7 percent to $472 billion related to lower market appreciation, net outflows and a negative foreign exchange translation.

Operating expenses were $640 million and included seasonally elevated general and administrative expenses relating to higher performance fees and CLO liquidation, investments in advertising and the timing of certain other expenses. These growth investments were partially offset by lower distribution expenses.

Net outflows were $0.7 billion in the quarter, which included $8.7 billion of reinvested dividends and $6.5 billion of low-fee, former parent related outflows:

•                  Elevated outflows in former parent related assets were largely driven by changes made by a former affiliated distribution partner that resulted in expected outflows of low fee institutional assets.

•                  European retail net inflows were strong at $1.4 billion in the quarter. Retail flows in the United States included $1.7 billion of outflows in the Acorn Fund, which more than offset areas of improved retail flows.

•                  Excluding outflows from a large client who redeemed assets for liquidity purposes, underlying third party institutional flows were positive and the pipeline remains strong.

Ameriprise Financial, Inc.
Annuities Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)

Annuities
Net revenues	$627	$649	(3)%	$2,541	$2,591	(2)%
Expenses	475	490	3%	1,891	1,958	3%
Pretax operating earnings	$152	$159	(4)%	$650	$633	3%

Variable annuity pretax operating earnings	$129	$123	5%	$544	$489	11%
Fixed annuity pretax operating earnings	23	36	(36)%	106	144	(26)%
Total pretax operating earnings	$152	$159	(4)%	$650	$633	3%

	Quarter Ended December 31,		% Better/
	2015	2014	(Worse)

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$6	$7	(14)%
Impact of variable annuity product changes	—	2	NM
Total annuities impact	$6	9	(33)%

Variable annuity ending account balances (billions)	$74.2	$77.0	(4)%
Variable annuity net flows (millions)	$(245)	$(406)	40%
Fixed annuity ending account balances (billions)	$10.7	$12.1	(12)%
Fixed annuity net flows (millions)	$(296)	$(315)	6%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings were $152 million primarily reflecting improved variable annuity profitability offset by lower fixed annuity earnings driven by the continued anticipated run-off of a block of fixed annuities.

Variable annuity operating earnings were $129 million compared to $123 million a year ago. Variable annuity cash sales increased 12 percent to $1.3 billion for the quarter, driven by new living benefit riders. Account balances declined 4 percent to $74 billion reflecting net outflows in a closed block of annuities sold through third parties and market depreciation.

Fixed annuity operating earnings declined from $36 million to $23 million as older policies continue to lapse and the interest rate environment which remains challenging for investment yields and limits new sales.

Ameriprise Financial, Inc.
Protection Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)

Protection
Net revenues	$608	$600	1%	$2,384	$2,287	4%
Expenses	573	570	(1)%	2,201	2,041	(8)%
Pretax operating earnings	$35	$30	17%	$183	$246	(26)%

	Quarter Ended December 31,		% Better/
	2015	2014	(Worse)
Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$1	NM
Actuarial model correction	—	(7)	NM
Auto & Home reserve strengthening	(57)	(60)	5%
Life insurance assumption change	28	—	NM
Total protection impact	$(29)	$(66)	56%

Life insurance in force (billions)	$196	$196	—%
VUL/UL ending account balances (billions)	$11.2	$11.3	(1)%
Auto & Home policies in force (thousands)	957	929	3%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $35 million compared to $30 million a year ago.

Life and Health insurance earnings included a $28 million life insurance reserve reduction that was a result of an assumption change. This benefit was partially offset by higher life and LTC claims, the impact of continued low interest rates, and the business mix shift from VUL to iUL. VUL/UL cash sales were $91 million, up 7 percent from a year ago, and VUL/UL account balances declined 1 percent.

Auto and Home had an operating loss in the quarter driven by a $57 million reserve increase primarily related to the 2014 and prior accident years for the auto line and a more gradual pace of anticipated improvement in the book. Results reflected increases in both frequency and severity, which is consistent with industry experience.

Performance for the 2015 accident year currently remains in line with expectations, benefiting from enhancements made to underwriting and claims practices.

Ameriprise Financial, Inc.
Corporate & Other Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)
Corporate & Other
Net revenues	$15	$1	NM	$3	$4	(25)%
Expenses	53	48	(10)%	202	234	14%
Pretax operating loss	$(38)	$(47)	19%	$(199)	$(230)	13%

NM Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $38 million for the quarter compared to a $47 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statements in this news release concerning the expected impact, and time during which impacts might be realized, as a result of actions taken in the company’s Auto and Home business;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor pending rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2015. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2015 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended December 31,		Per Diluted Share Quarter Ended December 31,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Net income attributable to Ameriprise Financial	$357	$425	$2.00	$2.22
Less: Loss from discontinued operations, net of tax	—	(1)	—	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	357	426	2.00	2.23
Add: Integration/restructuring charges, net of tax(1)	—	—	—	—
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	91	21	0.51	0.11
Add: Market impact on indexed universal life benefits, net of tax(1)	—	10	—	0.05
Add: Market impact of hedges on investments, net of tax(1)	(7)	—	(0.04)	—
Add: Net realized investment (gains) losses, net of tax(1)	—	(17)	—	(0.09)
Operating earnings	$441	$440	$2.47	$2.30
Weighted average common shares outstanding:
Basic	176.6	187.9
Diluted	178.9	191.2

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Year Ended December 31,		Per Diluted Share Year Ended December 31,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Net income attributable to Ameriprise Financial	$1,562	$1,619	$8.48	$8.30
Less: Loss from discontinued operations, net of tax	—	(2)	—	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	1,562	1,621	8.48	8.31
Add: Integration/restructuring charges, net of tax(1)	3	—	0.02	—
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	139	61	0.75	0.31
Add: Market impact on indexed universal life benefits, net of tax(1)	1	4	0.01	0.02
Add: Market impact of hedges on investments, net of tax(1)	14	—	0.08	—
Add: Net realized investment (gains) losses, net of tax(1)	(3)	(24)	(0.02)	(0.12)
Operating earnings	$1,716	$1,662	$9.32	$8.52
Weighted average common shares outstanding:
Basic	181.7	191.6
Diluted	184.2	195.0

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2015	2014	2015	2014
Total net revenues	$3,103	$3,089	$12,170	$12,268
Less: CIEs revenue	113	108	446	651
Less: Net realized investment gains (losses)	(1)	27	4	37
Less: Market impact on indexed universal life benefits	2	(11)	7	(11)
Less: Market impact of hedges on investments	11	—	(21)	—
Operating total net revenues	$2,978	$2,965	$11,734	$11,591

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2015	2014	2015	2014
Total expenses	$2,657	$2,531	$10,028	$9,721
Less: CIEs expenses	90	80	321	270
Less: Integration/restructuring charges	1	—	5	—
Less: Market impact on variable annuity guaranteed benefits	139	34	214	94
Less: Market impact on indexed universal life benefits	1	4	8	(5)
Operating expenses	$2,426	$2,413	$9,480	$9,362

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2015	2014	2015	2014
Operating total net revenues	$2,978	$2,965	$11,734	$11,591
Operating expenses	2,426	2,413	9,480	9,362
Pretax operating earnings	$552	$552	$2,254	$2,229

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended December 31,
(in millions, unaudited)	2015	2014
General and administrative expense	$794	$775
Less: CIEs expenses	8	20
Less: Integration/restructuring charges	1	—
Operating general and administrative expense	$785	$755

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2015
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$446	$552
Less: Pretax income attributable to noncontrolling interests	23	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$423	$552
Income tax provision from continuing operations	$66	$111
Effective tax rate	14.8%	20.1%
Effective tax rate excluding noncontrolling interests	15.6%	20.1%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$558	$552
Less: Pretax income attributable to noncontrolling interests	28	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$530	$552
Income tax provision from continuing operations	$104	$112
Effective tax rate	18.7%	20.3%
Effective tax rate excluding noncontrolling interests	19.7%	20.3%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Year Ended December 31, 2015
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$2,142	$2,254
Less: Pretax income attributable to noncontrolling interests	125	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$2,017	$2,254
Income tax provision from continuing operations	$455	$538
Effective tax rate	21.3%	23.9%
Effective tax rate excluding noncontrolling interests	22.6%	23.9%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended December 31,
(in millions, unaudited)	2015	2014
Operating total net revenues	$833	$830
Less: Distribution pass through revenues	211	231
Less: Subadvisory and other pass through revenues	107	99
Adjusted operating revenues	$515	$500

Pretax operating earnings	$193	$198
Less: Operating net investment income	12	6
Add: Amortization of intangibles	6	8
Adjusted operating earnings	$187	$200

Adjusted net pretax operating margin	36.3%	40.0%

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Year Ended December 31,
(in millions, unaudited)	2015	2014
Operating total net revenues	$3,254	$3,320
Less: Distribution pass through revenues	862	929
Less: Subadvisory and other pass through revenues	407	400
Adjusted operating revenues	$1,985	$1,991

Pretax operating earnings	$761	$788
Less: Operating net investment income	23	30
Add: Amortization of intangibles	27	34
Adjusted operating earnings	$765	$792

Adjusted net pretax operating margin	38.5%	39.8%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended December 31,
(in millions, unaudited)	2015	2014
Net income attributable to Ameriprise Financial	$1,562	$1,619
Less: Loss from discontinued operations, net of tax	—	(2)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,562	1,621
Less: Adjustments (1)	(154)	(41)
Operating earnings	$1,716	$1,662

Total Ameriprise Financial, Inc. shareholders’ equity	$7,808	$8,270
Less: Accumulated other comprehensive income, net of tax	516	734
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,292	7,536
Less: Equity impacts attributable to the consolidated investment entities	216	311
Operating equity	$7,076	$7,225

Return on equity excluding AOCI	21.4%	21.5%
Operating return on equity excluding AOCI (2)	24.3%	23.0%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Revenues
Management and financial advice fees	$1,499	$1,489	1%
Distribution fees	458	484	(5)
Net investment income	460	409	12
Premiums	374	359	4
Other revenues	321	355	(10)
Total revenues	3,112	3,096	1
Banking and deposit interest expense	9	7	(29)
Total net revenues	3,103	3,089	—
Expenses
Distribution expenses	816	827	1
Interest credited to fixed accounts	165	184	10
Benefits, claims, losses and settlement expenses	714	568	(26)
Amortization of deferred acquisition costs	52	86	40
Interest and debt expense	116	91	(27)
General and administrative expense	794	775	(2)
Total expenses	2,657	2,531	(5)
Income from continuing operations before income tax provision	446	558	(20)
Income tax provision	66	104	37
Income from continuing operations	380	454	(16)
Loss from discontinued operations, net of tax	—	(1)	NM
Net income	380	453	(16)
Less: Net income attributable to noncontrolling interests	23	28	(18)
Net income attributable to Ameriprise Financial	$357	$425	(16)

NM  Not Meaningful — variance of greater than 100%

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Year Ended December 31,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Revenues
Management and financial advice fees	$5,950	$5,810	2%
Distribution fees	1,847	1,894	(2)
Net investment income	1,688	1,741	(3)
Premiums	1,455	1,385	5
Other revenues	1,260	1,466	(14)
Total revenues	12,200	12,296	(1)
Banking and deposit interest expense	30	28	(7)
Total net revenues	12,170	12,268	(1)
Expenses
Distribution expenses	3,276	3,236	(1)
Interest credited to fixed accounts	668	713	6
Benefits, claims, losses and settlement expenses	2,261	1,982	(14)
Amortization of deferred acquisition costs	354	367	4
Interest and debt expense	387	328	(18)
General and administrative expense	3,082	3,095	—
Total expenses	10,028	9,721	(3)
Income from continuing operations before income tax provision	2,142	2,547	(16)
Income tax provision	455	545	17
Income from continuing operations	1,687	2,002	(16)
Loss from discontinued operations, net of tax	—	(2)	NM
Net income	1,687	2,000	(16)
Less: Net income attributable to noncontrolling interests	125	381	(67)
Net income attributable to Ameriprise Financial	$1,562	$1,619	(4)

NM  Not Meaningful — variance of greater than 100%